Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President and CEO	(508) 230-1828 (T)
Nathan P. Lawrence, Vice President, Marketing and Sales

 Pressure BioSciences to Launch Its Much Anticipated
 High Throughput PCT-based Instrument System (the Barozyme HT48)
 at the Upcoming ASMS Annual Conference

 The Company Believes the Barozyme HT48 High Throughput System Can Significantly Fuel Growth and Increase Revenue for Existing and New PCT-based Applications and Products, and Greatly Facilitate the Commencement of New Strategic Partnerships

South Easton, MA, June 12, 2014 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”) today announced it  will launch its high throughput, PCT-based Barozyme HT48 instrument system for the enhanced preparation of proteins for mass spectrometry analysis at the upcoming American Society for Mass Spectrometry (“ASMS”) Annual Conference on Mass Spectrometry and Allied Topics.  The ASMS Conference is being held June 15-19, 2014 in Baltimore, Maryland.

The bench-top Barozyme HT48 is a first-in-class, high throughput PCT-based instrument. It is capable of processing up to 48 samples simultaneously using the Company’s new and proprietary BaroFlex 8-well processing strips. The BaroFlex strips were designed and manufactured to the industry-standard micro-titer plate format, which the Company believes will allow the new Barozyme HT48 system to integrate directly with the automated, standardized, high throughput liquid handling robotic and analytical systems installed in tens of thousands of biological research laboratories worldwide.

Dr. Nathan P. Lawrence, Vice President of Marketing and Sales, said: “Unlike today’s universally accepted, high throughput micro-titer plate format that uses an automated and unattended approach, current PCT instruments use individual processing tubes that require manual sample handling. Although this format has been and we expect will continue to be acceptable for low volume users, we believe these manual sample handling requirements have prevented the PCT Platform from being generally adopted by the research community, the majority of whom depend on automated sample handling robots in their laboratory workflow. We believe that the new Barozyme HT48 instrument and BaroFlex 8-well processing strips will substantially enhance and accelerate the adoption of the PCT Platform in the life sciences R&D marketplace.”

Mr. Richard T. Schumacher, President and CEO, said: “We believe the new Barozyme HT48 high throughput system has the potential to significantly fuel growth and increase revenue for both existing and new PCT-based applications and products, as soon as in the second half of 2014.  We also believe that the new Barozyme HT48 high throughput system can greatly facilitate the commencement of new strategic partnerships. The PBI Team has worked exceedingly hard to get to this crucial point. All PBI stakeholders should be very proud of their efforts and key accomplishments. With product sales increasing, two new instruments released in the first half of 2014, a successful financial raise over the past six months (via the Series K PIPE, which the PBI Board of Directors has extended to June 30, 2014), the prospects for continued success in 2014, and what we believe to be a significantly undervalued stock price, we believe there may never have been a better time to consider becoming a shareholder in PBI.”

About the American Society for Mass Spectrometry (“ASMS”)

The American Society for Mass Spectrometry (ASMS) was formed in 1969 to promote and disseminate knowledge of mass spectrometry and allied topics. ASMS is a non-profit 501 c 3 corporation. Membership includes over 8,500 scientists involved in research and development. Members come from academic, industrial and governmental laboratories. Their interests include advancement of techniques and instrumentation in mass spectrometry, as well as fundamental research in chemistry, geology, forensics, biological sciences and physics. ASMS sponsors the Annual Conference on Mass Spectrometry and Allied Topics that is attended by more than 6,500 scientists. Approximately 3,000 papers are presented as posters and talks.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 250 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

      For more information about PBI and this press release, please click on the following website link:
      http://www.pressurebiosciences.com
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